                                                                    EXHIBIT 99.1

[BNSF LOGO]

                                                                            NEWS


Contact:  Richard A. Russack                               FOR IMMEDIATE RELEASE
          (817) 352-6425


                   BNSF Estimates Impact of Midwest Flooding
                       On Second Quarter Operating Income

     FORT WORTH, Texas, May 24, 2001 - Earlier today, Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) completed a meeting with financial analysts and investors here. The meeting was also available on a live Webcast. During the meeting, BNSF announced that operating income for the second quarter of 2001, ending June 30, will be reduced by approximately $30 million, or 5 cents a share, because upper Midwest flood conditions since mid-April have increased operating expenses and reduced revenues.

     BNSF's main lines between Chicago and Minneapolis/St. Paul and in the St. Louis area have been either out of service or operations have continued at significantly reduced speeds during the past six weeks. BNSF expects operations to return to normal conditions beginning this weekend.

     BNSF also told the participants attending the meeting and on the Webcast that fuel costs are continuing to increase. For the 2001 second quarter, BNSF is estimating that fuel cost will be about 10 percent above the $219 million for the 2000 second quarter.

     Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF owns one of the largest railroad networks in North America, with 33,500 route miles covering 28 states and two Canadian provinces.

Forward-looking Information. This news release contains forward-looking
---------------------------
information, including data concerning revenues, earnings, free cash flow and capital spending expectations. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to, general economic downturns, which may limit demand and pricing; labor matters, which may affect the costs and feasibility of certain operations, competition and commodity concentration, which may affect traffic and pricing levels; and adverse weather conditions and unforeseen events, which may affect operations and capital needs.

                                   #   #   #